EXHIBIT 99.1

CONTACT:	Bob Leahy	Erin Reilly
	VP Finance & Operations	Investor Relations
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 292-9378

Brooktrout Announces
First Quarter 2005 Results

NEEDHAM, Mass., April 21, 2005 – Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today reported that revenue for the first quarter of 2005 was $17,850,000 compared to $18,693,000 for the first quarter of 2004.  The company’s net loss for the first quarter of 2005 was $488,000, or $0.04 per diluted share, compared to net income of $182,000, or $0.01 per diluted share, for the same period of 2004.  These results are consistent with the company’s previous revenue and earnings guidance provided on April 5, 2005.

“During the first quarter, we continued to see encouraging signs that the adoption of VoIP networks by service providers and the acceptance of voice applications by enterprise customers is progressing steadily,” said Eric Giler, president.  “While we experienced a slowdown in the TDM, or circuit-switched, area of the business, we are seeing ongoing momentum in VoIP, as evidenced by our increased first quarter backlog, and in new voice and fax application development for both enterprises and service providers.”

Business Outlook

Giler continued with the following outlook for the second quarter of 2005, “We expect sequential and year-over-year growth to resume in the second quarter as our VoIP and other product sales increase.  Our expectation is, therefore, that revenue for the second quarter of 2005 will be between $20 million and $21 million.  For the second half of 2005, we expect to see 15% year-over-year revenue growth.  Given our revenue guidance range and our current assumptions for a continuation of the current mix of products, we would anticipate second quarter 2005 gross margin to be similar to the first quarter, or between 68% and 70%.   However, gross margin can fluctuate as a result of shifts in product mix, changes in product sales volume, pricing and variability of component costs.  We anticipate that total operating expenses for the second quarter will be slightly down as compared to the first quarter and will be between $12.8 million and $13.2 million.  We expect net income to be $300,000 to $700,000 for the second quarter of 2005.”

Conference Call Details

As previously announced, Brooktrout’s management will host a conference call at 5:00 p.m. ET today, April 21, 2005, to discuss these quarterly results, along with business highlights and outlook.  The conference call will be simultaneously broadcast live over the Internet.  Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at http://www.brooktrout.com/investor.

For those who cannot access the live broadcast, a replay will be available on the overview page of the web site for five business days following the presentation and will be archived in the Multimedia section thereafter.  Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #5932559 until midnight ET on Friday, April 22, 2005.

Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the statements set forth above under “Business Outlook,” in particular those relating to revenues, revenue growth, gross margins, operating expenses and net income.  Readers should not place undue reliance on forward-looking statements because they involve known and unknown risks and uncertainties, which may cause actual events or our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements.  In particular, there is a risk that interest from potential customers for our solutions will not result in sales of our products when projected or at all.  Other risks and uncertainties include, among other things, the adverse market conditions in the telecommunication and Internet industries and the impact of such market conditions on our customers' business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition on our business, the impact of changes to regulations affecting the telecommunication and Internet industries, the market price of our stock prevailing from time to time, the nature of other investment opportunities presented to us from time to time, our cash flows from operations and general economic conditions.  Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 16, 2005. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network™ – a Network born through the marriage of the telephone and data networks.  Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets.  Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.  For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.

All other trademarks are the property of their respective owners.

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BROOKTROUT, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended March 31,
	2005	2004

Revenue	$17,850	$18,693

Costs and expenses:
Cost of product sold	5,483	5,968
Research and development	4,864	4,485
Selling, general and administrative	8,509	8,118
Total costs and expenses	18,856	18,571

Operating (loss) income	(1,006)	122

Other income, net:
Interest income, net and other	320	182
Total other income, net	320	182

(Loss) income before income taxes	(686)	304

Income tax (benefit) provision	(198)	122

Net (loss) income	$(488)	$182

Net (loss) income per common share - basic and diluted	$(0.04)	$0.01

Weighted average shares outstanding:
Basic	12,766	12,854
Diluted	12,766	14,305

BROOKTROUT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash, cash equivalents, and marketable debt securities	$50,805	$52,702
Accounts receivable (less allowance for doubtful accounts and sales returns of $1,037 in 2005 and $1,048 in 2004)	7,757	10,346
Inventory	4,434	4,118
Deferred taxes and other current assets	6,109	6,192
Total current assets	69,105	73,358

Equipment and furniture, less accumulated depreciation and amortization	2,646	2,477
Intangible assets, less accumulated amortization	5,319	5,658
Deferred taxes and other non-current assets	18,064	17,584

Total assets	$95,134	$99,077

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current and long term liabilities	$15,830	$17,387

Stockholders’ equity	79,304	81,690

Total liabilities and stockholders’ equity	$95,134	$99,077

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